Exhibit 10.33

Execution Copy

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT dated this 24th day of March, 2004 (this “Amendment”), is made by and among UFP Technologies, Inc., a Delaware corporation, Moulded Fibre Technology, Inc., a Maine corporation, Simco Industries, Inc., a Michigan corporation, and Simco Automotive Trim, Inc., a Michigan corporation (collectively, the “Borrowers”), and Fleet Capital Corporation (the “Lender”).

WHEREAS, the Borrowers and the Lender are parties to a Credit and Security Agreement dated as of February 28, 2003 (the “Credit Agreement”); and

WHEREAS, the Borrowers and the Lender desire to amend certain provisions of the Credit Agreement, all subject to the terms, conditions and limitations set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1.             Capitalized Terms.

Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2.             October 1, 2003 Amendments.

Subject to the satisfaction of the terms and conditions set forth in Section 6 hereof, the Borrowers and the Lender agree that the Credit Agreement is hereby amended, effective as of October 1, 2003, as follows:

(a)           Amendments to Section 1.1 of the Credit Agreement.  The definition of “Tangible Net Worth” contained in Section 1.1 of the Credit Agreement is deleted in its entirety and replaced with the following new definition:

“Tangible Net Worth” means, at any time, an amount for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) equal to (a) the book net worth of the Credit Parties at such time, minus (b) the aggregate amount at such time of all investments in, and all receivables, fees, loans and other amounts due from, Affiliates, minus (c) the total book value at such time of all intangible assets, including without limitation, such items as goodwill, customer lists, Patents, Copyrights and Trademarks, and rights (including rights under licenses) with respect to the foregoing.

(b)           Amendment to Subsection (b) of Section 8.10 of the Credit Agreement.  Subsection (b) of Section 8.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)           Tangible Net Worth.  The Credit Parties shall not permit the Tangible Net Worth (determined on a consolidated basis without duplication in accordance with GAAP) at any time during the periods set forth below to be less than the required Tangible Net Worth set forth below opposite such periods:

Period	Required Tangible Net Worth

October 1, 2003 through March 31, 2004	$5,000,000

for each succeeding fiscal quarter of the Credit Parties

The required Tangible Net Worth of the Credit Parties as at the end of the immediately preceding fiscal quarter plus 33% of the quarterly net income of the Credit Parties for the fiscal quarter most recently ended; provided that the required Tangible Net Worth shall not be reduced by net losses of the Credit Parties

3.             December 31, 2003 Amendments.

Subject to the satisfaction of the terms and conditions set forth in Section 6 hereof, the Borrowers and the Lender agree that the Credit Agreement is hereby amended, effective as of December 31, 2003, as follows:

(a)           Amendments to Section 1.1 of the Credit Agreement.  Section 1.1 of the Credit Agreement is amended as follows:

(i)            The definition of “Fixed Charge Coverage Ratio” contained in Section 1.1 of the Credit Agreement is deleted in its entirety and replaced with the following new definition:

“‘Fixed Charge Coverage Ratio’ means, for any period, the ratio of:

(a)           (i) EBITDA of the Credit Parties for such period, plus

(ii) the following add-backs for non-recurring expenses in the amounts of:

(x) for the fiscal quarter ending December 31, 2003, the actual expenses incurred by the Borrowers during such period relating to the closing of the California Molded Fiber Plant and the transfer of equipment therefrom to the Borrowers’ Clinton, Iowa plant; provided that such amount shall not exceed, in the aggregate, the applicable amount specified in Schedule A to the First Amendment, and

(y) for the fiscal quarter ending December 31, 2003, capital expenditures incurred by the Borrowers relating to the modification of the Borrowers’ Clinton, Iowa plant for purposes of accommodating equipment transferred from the California Molded Fiber Plant, provided that the amount of such capital expenditures shall not exceed, in the aggregate, the applicable amount specified in Schedule A to the First Amendment, minus

(iii) the aggregate amount of all Non-Financed Capital Expenditures during such period, minus

(iv) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period, minus

(v) for each fiscal quarter of fiscal year 2004, and each quarter thereafter, the amount of (A) actual lease payments in respect of the California Molded Fiber Plant during such quarter minus (B) the actual amount of rental income earned by the Borrowers during such quarter as a result of the sub-lease of the California Molded Fiber Plant, minus

(vi) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 and actually paid in cash during such period, to

(b) the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP), of

(i) the aggregate amount of Interest Expense for such period, plus

(ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid during such period.

For purposes of calculating Fixed Charge Coverage Ratio at any time, the Credit Parties shall be permitted to offset (without duplication) the income taxes described in subsection (a)(iv) above with state or federal income tax refunds received by the Credit Parties during such period, but only in an amount less than or equal to the amount described in subsection (a)(iv) for such period.

(ii)           Section 1.1 of the Credit Agreement is amended by the addition thereto, in appropriate alphabetical order, of the following definitions:

“‘California Molded Fiber Plant’ means the Credit Parties’ plant located in Visalia, California, and formerly used for the production of Molded Fiber.”

“‘First Amendment’ means the First Amendment to Credit Agreement dated as of March     , 2004 among the Borrowers and the Lender.”

“‘First Amendment Effective Date’ means the date upon which all of the conditions set forth in Section 6 of the First Amendment are satisfied, or are waived by the Lender in accordance with Section 10.2 of this Agreement.”

“‘Operating Cash Flow’ means, for any period, (a) EBITDA of the Credit Parties for such period minus (b) the aggregate amount of all Non-

Financed Capital Expenditures during such period minus (c) the aggregate amount paid in cash in respect of the current portion of all income taxes for such period minus (d) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 and actually paid in cash during such period minus (e) the aggregate amount of rent in respect of the California Molded Fiber Plant paid in cash during such period.”

(b)           Amendments to Section 8.10 of the Credit Agreement.  Subsections (a), (c) and (d) of Section 8.10 of the Credit Agreement are deleted in their entirety and replaced with the following new Subsections (a), (c) and (d) respectively:

“(a)         Fixed Charge Coverage Ratio. The Credit Parties shall not permit the Fixed Charge Coverage Ratio for each fiscal period set forth below to be less than the ratio set opposite such period:

Period	Minimum Fixed Charge Coverage Ratio

January 1, 2003 through December 31, 2003	1.00 to 1.00

January 1, 2004 through June 30, 2004	0.07 to 1.00

January 1, 2004 through September 30, 2004	0.60 to 1.00

Any period of four consecutive fiscal quarters ending on or after December 31, 2004.	1.00 to 1.00”

“(c)         Operating Cash Flow.  The Credit Parties shall not permit Operating Cash Flow for the fiscal quarter ending March 31, 2004 to be less than ($300,000).”

“(d)         Capital Expenditures.  The Credit Parties shall not, and shall not permit any Subsidiary to, make any Capital Expenditures (including, without limitation, incurring any Capital Lease Obligations) which, in the aggregate for the Credit Parties and all Subsidiaries, exceed $3,750,000 at any time during any fiscal year.”

(c)           Amendment of Exhibit D to the Credit Agreement.  Exhibit D to the Credit Agreement is hereby replaced with the new form of Exhibit D attached thereto.

4.             Effective Date Amendments.

Subject to the satisfaction of the terms and conditions set forth in Section 6 hereof, the Borrowers and the Lender agree that the Credit Agreement is hereby amended, effective as of the date of this Amendment, as follows:

(a)           Amendments to Section 1.1 of the Credit Agreement.  Section 1.1 of the Credit Agreement is hereby amended as follows:

(i)            The definition of “Applicable Margin” and “Applicable Unused Fee Rate” contained in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following new definition:

“‘Applicable Margin’ and ‘Applicable Unused Fee Rate’ means, for any Type of Loans (a) for the Initial Payment Period (as defined below) the following percentages per annum:

	Applicable Margin (% per annum)		Applicable Unused Fee Rate
Class of Loans	Base Rate Loans	Eurodollar Loans	(% per annum)

Revolving Loans	0.00%	2.25%	0.25%

Term Loan	0.25%	2.50%	Not Applicable

and (b)   for any Payment Period (as defined below) other than the Initial Payment Period, the respective rates indicated below for Loans of such Type opposite the applicable Adjusted Fixed Charge Coverage Ratio indicated below (or as provided in the final paragraph of this definition, for part of a Payment Period):

					Applicable Unused
	Applicable Margin (% per annum)				Fee Rate
Adjusted Fixed	Revolving Loans		Term Loan		(% per annum)
Charge Coverage Ratio	Base Rate Loans	Eurodollar Loans	Base Rate Loans	Eurodollar Loans	Revolving Loans	Term Loan

Greater than or equal to 1.50 to 1.00	0.00%	1.75%	0.00%	2.00%	0.25%	Not Applicable

Greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	0.00%	2.00%	0.00%	2.25%	0.25%	Not Applicable

Greater than or equal to 1.00 to 1.00 but less than 1.25 to 1.00	0.00%	2.25%	0.25%	2.50%	0.25%	Not Applicable

Greater than or equal to 0.80 to 1.00 but less than 1.00 to 1.00	0.50%	3.00%	0.50%	3.00%	0.50%	Not Applicable

Less than 0.80 to 1.00	1.25%	Not Available	1.25%	Not Available	0.50%	Not Applicable

For purposes hereof, a “Payment Period” means (i) initially, the period commencing on the First Amendment Effective Date to and including the fifth Business Day after the date of delivery of the financial statements required by subsection 7.1(b) and the Compliance Certificate required by subsection 7.1(c) for the fiscal period of the Credit Parties ended December 31, 2003 (the “Initial Payment Period”), and (ii) thereafter, the period commencing on the day immediately succeeding the last day of the prior Payment Period to but not including the fifth Business Day after the earlier of (x) the due date of the next Compliance Certificate required to be delivered by the Borrowers to the Lender pursuant to subsection 7.1(c) concurrently with the delivery by the Borrowers of the financial statements required by subsection 7.1(b) to be delivered to the Lender for the periods ended March 31st, June 30th, September 30th and December 31st of each year, or (y) the date of the actual receipt by the Lender of such Compliance Certificate.  Subject to and in accordance with the final paragraph of this definition, the Applicable Margin and Applicable Unused Fee Rate shall be effective for each Payment Period (or in the circumstances described in the final paragraph of this definition, such portion of a Payment Period).

The Applicable Margin and Applicable Unused Fee Rate for any Payment Period except the Initial Payment Period shall be determined on the basis of the Compliance Certificates required to be delivered to the Lender pursuant to subsection 7.1(c) concurrently with the delivery by the Borrowers of the corresponding financial statements required by subsection 7.1(b) to be delivered to the Lender for the periods ended March 31st, June 30th, September 30th and December 31st of each year, setting forth, among other things, a calculation of the Adjusted Fixed Charge Coverage Ratio as at the last day of the fiscal quarter immediately preceding such Payment Period.

Anything in this Agreement to the contrary notwithstanding, the Applicable Margin and Applicable Unused Fee Rate shall be the rates applicable when the Adjusted Fixed Charge Coverage Ratio is less than 0.80 to 1.00 if the Compliance Certificate required to be delivered by subsection 7.1(c) and the financial statements required by subsection 7.1(b), respectively, shall not be delivered within five Business Days after the same shall be due (but only with respect to the portion of such Payment Period prior to the delivery of such certificate).”

(ii)           The definition of “Borrowing Base” contained in Section 1.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following new definition:

“‘Borrowing Base’ means, at the relevant time of reference thereto, an amount determined by the Lender by reference to the most recent Borrowing Base Certificate/Collateral Update Certificate delivered to the Lender pursuant to Section 2.1(b) which is equal to the sum of:

(a)  85% of Eligible Accounts, plus

(b)  the lesser of:

(i)  the sum of:

(A) 50% of Eligible Raw Material Inventory,

plus

(B) 50% of Eligible Finished Goods Inventory,

and

(ii)  $3,500,000, minus

(c)  the Availability Reserve, minus

(d)  reserves for foreign exchange and interest rate derivative exposure and such other reserves as the Lender in its reasonable credit judgment shall deem appropriate from time to time;

In determining the Borrowing Base from time to time, the Lender may, but shall not be required to, rely upon reports or analyses generated by the Credit Parties (including, without limitation, Borrowing Base Certificates/Collateral Update Certificates) and reports or analyses generated by or on behalf of the Lender.  Notwithstanding anything to the contrary set forth herein, the Lender may in its reasonable credit judgment at any time and from time to time, adjust the percentages of Eligible Accounts, Eligible Raw Materials Inventory, Eligible Finished Goods Inventory and undrawn amount of Documentary LCs included within the Borrowing Base.”

(iii)          Section 1.1 of the Credit Agreement is hereby amended by the addition thereto, in appropriate alphabetical order, of the following definitions:

“‘Adjusted Fixed Charge Coverage Ratio’ means, at any date, the ratio of:

(a)           (i) EBITDA of the Credit Parties for the period of twelve consecutive months ending on or most recently ended prior to such date, plus

(ii) the following add-backs for non-recurring expenses in the amounts of:

(w) for the fiscal quarter ending December 31, 2003, actual expenses incurred by the Borrowers relating to the closing of the California Molded Fiber Plant and the transfer of equipment therefrom to the Borrower’s Clinton, Iowa plant in an amount not to exceed, in the aggregate, the applicable amount specified in Schedule A to the First Amendment,

(x) for the fiscal quarter ending December 31, 2003, capital expenditures at the Borrower’s Clinton, Iowa plant for purposes of accommodating equipment transferred from the California Molded Fiber Plant in an amount not to exceed, in the aggregate, the applicable amount specified in Schedule A to the First Amendment,

(y) for the fiscal quarter ending March 31, 2004, the amount (not to exceed $250,000 in the aggregate) of (A) miscellaneous operating expenses actually incurred by the Borrowers to prepare the California Molded Fiber Plant for subleasing plus (B) capital expenditures at the Borrower’s Clinton, Iowa plant for purposes of accommodating equipment transferred from the California Molded Fiber Plant plus (C) miscellaneous operating expenses actually incurred by the Borrowers relating to the transfer of equipment from the California Molded Fiber Plant to the Borrower’s Clinton, Iowa plant, and

(z) for each fiscal quarter of fiscal year 2004, and each quarter thereafter, the amount (not to exceed $42,000 in the aggregate in any fiscal quarter) of (A) actual lease payments in respect of the California Molded Fiber Plant during such quarter minus (B) the actual amount of rental income earned by the Borrowers during such quarter as a result of the sub-lease of the California Molded Fiber Plant, minus

(iii) the aggregate amount of all Non-Financed Capital Expenditures during such period, minus

(iv) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period, minus

(v) for each fiscal quarter of fiscal year 2004, and each quarter thereafter, the amount of (A) actual lease payments in respect of the California Molded Fiber Plant during such quarter minus (B) the actual amount of rental income earned by the Borrowers during such quarter as a result of the sub-lease of the California Molded Fiber Plant, minus

(vi) the aggregate amount of dividends and distributions permitted to be paid under Section 8.6 and actually paid in cash during such period, to

(b) the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP), of:

(i) the aggregate amount of Interest Expense for such period, plus

(ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capital Lease Obligations) paid or required to be paid during such period.

For purposes of calculating Adjusted Fixed Charge Coverage Ratio, the Credit Parties shall be permitted to offset (without duplication) the income taxes described in subsection (a)(iv) above with state or federal income tax refunds received by the Credit Parties during such period, but only in an amount less than or equal to the amount described in subsection (a)(iv) for such period.”

“‘Availability Reserve’ means a reserve against the Borrowing Base, initially in the amount of $500,000, and thereafter adjusted periodically by the Lender in its reasonable discretion, based on fixed asset appraisals conducted by the Lender.  In no event shall the Availability Reserve be less than $500,000 at any time.”

(b)           Amendment to Section 2.1 of the Credit Agreement.  Section 2.1 of the Credit Agreement is amended by deleting subsection (b) thereof in its entirety, and replacing it with the following new subsection (b):

“(b)  Funding of Revolving Loans.  The Borrower shall deliver to the Lender on each Business Day not later than 1:00 p.m., Boston, Massachusetts time, by facsimile or electronic mail transmission, a Borrowing Base Certificate in substantially the form of Exhibit B-1 hereto, setting forth the Borrowing Base as of the close of business on the immediately preceding Business Day.  So long as no Default or Event of Default shall have occurred and be continuing or shall result therefrom, on each Business Day not later than 3:30 p.m. Boston, Massachusetts time, the Lender shall make a Revolving Loan to the Borrowers in an amount equal to the amount requested by the Borrowers in the Borrowing Base Certificate delivered to the Lender that Business Day, by crediting such amount to one or more accounts of the Borrowers maintained with the Lender; provided that Revolving Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in Section 2.4(e) shall be remitted by the Lender to the Issuing Lender.”

(c)           Amendment to Section 2.3 of the Credit Agreement.  Section 2.3 of the Credit Agreement is amended by the addition thereto of the following new subsection (h):

“(h)         Unavailability of Eurodollar Loan Option.  During any period when the Pricing Ratio shall be (or shall be deemed to be pursuant to the last paragraph of the definition of “Applicable Margin”) less than 0.80 to 1.00, the Borrower shall not be permitted to request any Eurodollar Borrowings (and any Eurodollar Requests submitted by the Borrowers shall be ineffective), and all then outstanding Eurodollar Borrowings shall automatically be converted into Base Rate Borrowings (and the Borrowers shall be liable to the Lender for any breakage fees due under Section 2.3(g) in connection with such conversion).”

(d)           Amendment to Section 6.2 of the Credit Agreement.  Section 6.2 of the Credit Agreement is amended by deleting subsection (c) thereof in its entirety, and replacing it with the following new subsection (c):

“(c)  Borrowing Base Certificate.  A Designated Financial Officer shall have executed and delivered to the Lender a Borrowing Base Certificate substantially in the form of Exhibit B-1 annexed hereto, which Borrowing Base Certificate shall show Excess Availability as of the close of business on the immediately preceding Business Day of not less than $1 (after giving effect to the funding of such requested Loan or the issuance of such requested Letter of Credit).”

(e)           Amendment to Section 7.1 of the Credit Agreement.  Section 7.1 of the Credit Agreement is hereby amended by deleting subsections (f) and (g) thereof in their entirety, and replacing them with the following new subsections (f) and (g), respectively:

“(f)  as soon as available and in any event no later than 1:00 p.m. (Boston time) of each Business Day, a Borrowing Base Certificate in the form attached hereto as Exhibit B-1, with respect to the Collateral of the Borrowers as of the close of business on the previous Business Day, together with such other information relating to the Collateral as the Lender shall reasonably request, and accompanied by such supporting detail and documentation as the Lender shall reasonably request;

(g)  as soon as available and in any event within twenty (20) days after the end of each month with respect to such month (or more frequently if requested by the Lender), (i) a Collateral Update Certificate in the form attached hereto as Exhibit B-2, (ii) an Accounts Receivable/Loan Reconciliation Report in the form attached hereto as Exhibit B-3, (iii) a summary of inventory by type and location, (iv) an accounts receivable aging report, and (v) such other information relating to the Collateral as the Lender shall reasonably request, in each case, accompanied by such supporting detail and documentation as the Lender shall reasonably request;”

(f)            Amendment of Exhibits B-1 and B-2 to the Credit Agreement.  Exhibits B-1 and B-2 to the Credit Agreement are hereby replaced with the new forms of Exhibits B-1 and B-2 respectively attached thereto.

5.             No Default; Representations and Warranties, etc.

The Borrowers hereby represent, warrant and confirm that: (a) the representations and warranties of the Credit Parties contained in Article 5 of the Credit Agreement are true and correct on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) after giving effect to this Amendment, the Borrowers are in compliance with all of the terms and provisions set forth in the Credit Agreement and the other Loan Documents; (c) after giving effect to this Amendment, no Default has occurred and is continuing; and (d) the execution, delivery and performance by the Borrowers of this Amendment (i) have been duly authorized by all necessary action on the part of the Borrowers, (ii) will not violate any applicable law or regulation or the organizational documents of any Borrower, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on any Borrower or any of its assets, and (iv) do not require any consent, waiver or approval of or by any Person (other than the Lender) which has not been obtained.  The Borrowers further represent, warrant and confirm that the financial covenant compliance certificate for the fiscal quarter ending December 31, 2003, which is attached hereto as Schedule A, contains true and correct entries for the Borrowers’ (x) actual charges and expenses associated with the closing of the California Molded Fiber Plant and the transfer of equipment therefrom to the Borrowers’ Iowa plant, and (y) capital expenditures at the Borrowers’ Iowa plant to accommodate such equipment, in each case for the fiscal quarter ending December 31, 2003.

6.             Conditions to Effectiveness.

The effectiveness of this Amendment shall be subject to the satisfaction of the following conditions precedent:

(a)           the Lender shall have received counterparts of this Amendment duly executed by each of the Borrowers;

(b)           the Lender shall have received a Certificate of the Secretary of each of the Borrowers, certifying that this Amendment has been duly authorized by the Boards of Directors of such Borrower;

(c)           the Lender shall have received the Credit Parties’ audited financial statements for the fiscal year ending December 31, 2003 as required by Section 7.1(a) of the Credit Agreement, and the same shall not be inconsistent with the information previously provided to the Lender by the Borrowers; and

(d)           the Lender shall have received: (i) a favorable written opinion (addressed to the Lender and dated as of the date hereof) of Lynch, Brewer, Hoffman & Fink, LLP, counsel to the Borrowers, with respect to this Amendment and such other matters as the Lender may reasonably request.

7.             Miscellaneous.

(a)           Except as specifically amended hereby, all of the terms and provisions of the Credit Agreement, the other Loan Documents and all related documents, shall remain in full force and effect.

(b)           This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.  Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

(c)           This Amendment shall be governed by the laws of The Commonwealth of Massachusetts and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(d)           The Borrowers shall reimburse the Lender for all reasonable costs and expenses, including reasonable legal fees and disbursements, incurred by the Lender in connection with this Amendment and the transactions contemplated hereby.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS

UFP TECHNOLOGIES, INC.

By:	/s/ Ronald J. Lataille
Name:	Ronald J. Lataille
Title:	Chief Financial Officer

MOULDED FIBRE TECHNOLOGY, INC.

By:	/s/ Ronald J. Lataille
Name:	Ronald J. Lataille
Title:	Chief Financial Officer

SIMCO INDUSTRIES, INC.

By:	/s/ Ronald J. Lataille
Name:	Ronald J. Lataille
Title:	Chief Financial Officer

SIMCO AUTOMOTIVE TRIM, INC.

By:	/s/ Ronald J. Lataille
Name:	Ronald J. Lataille
Title:	Chief Financial Officer

LENDER

FLEET CAPITAL CORPORATION, as Lender

By:	/s/ Daniel P. Corcoran
Name:	Daniel P. Corcoran
Title:	Senior Vice President